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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-     ) and related Prospectus of
PLATINUM technology, inc. for the registration of $85,000,000 of Convertible Subordinated Notes due 2001 and to the use of our report dated September 2, 1994, included in PLATINUM technology, inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, with respect to the consolidated statements of income, stockholders' equity, and cash flows of Altai, Inc. for the years ended July 31, 1994, and 1993, which financial statements are not separately presented in PLATINUM technology, inc.'s Annual Report on Form 10-K.


                                       /s/ Ernst & Young LLP


Fort Worth, Texas
October 30, 1996